UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

HARTE HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-1677284
(State or other jurisdiction of incorporation or organization) 2800 Wells Branch Parkway Austin, Texas (Address of principal executive offices)	(I.R.S. Employer Identification No.) 78728 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.01 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.

Securities Act registration statement or Regulation A offering statement file number to which this form relates:
____________________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

This registration statement on Form 8-A relates to the registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the Common Stock, par value $0.01 per share, of Harte Hanks, Inc. (the “Company”) in connection with the listing of the Common Stock on The Nasdaq Stock Market LLC (the “Nasdaq”). The Common Stock is currently quoted on the OTCQX under the symbol “HRTH.” The Company anticipates that the listing of the Common Stock on the Nasdaq will begin at the opening of trading on December 1, 2021 under the symbol “HHS”.

Item 1. Description of Registrant’s Securities to be Registered

This registration statement relates to the registration of the Common Stock, $0.01 par value (the “Common Stock”), of Harte Hanks, Inc. (“the Company”). A description of the Common Stock to be registered hereunder is contained in the Company’s Registration Statement on Form S-2/A (File No. 333-03369202), filed with the Commission on October 13, 1993, as such description was amended by the Form 8-K filed on December 23, 2015 in connection with the adoption of the Fifth Amended and Restated Bylaws, as further amended by the Form 8-K filed on January 29, 2018 with regards to the description of the Series A Preferred Stock included in the Certificate of Designation for the Series A Preferred Stock, as further amended by the Form 8-A/A filed on January 31, 2018 with regards to the ten for one reverse stock split, as further amended by the Form 8-K filed on August 22, 2018 with regards to the Amendment to the Fifth Amended and Restated Bylaws and as further amended by the Form 8-K filed on July 17, 2019 with regards to Amendment No. 2 to the Fifth Amended and Restated Bylaws, including any amendment or report filed for the purpose of updating such description.

Item 2. Exhibits

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 30, 2021                                             HARTE HANKS, INC.

By:         /s/ Lauri Kearnes
Name:         Lauri Kearnes

Title:         Chief Financial Officer